Exhibit 99.1

[TOUSA Logo]	Company Contacts:
	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email: investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA Reports Record Second Quarter
Deliveries, Sales Orders and Backlog

HOLLYWOOD, Fla., July 12, 2005 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NYSE: TOA) today released certain operational data for the three and six months ended June 30, 2005.

	Three Months Ended June 30, 2004			Three Months Ended June 30, 2005
		Unconsolidated			Unconsolidated
	Consolidated	Joint Ventures	Total	Consolidated	Joint Ventures	Total	Change
New Sales Orders	2,645	138	2,783	2,699	486	3,185	14%
Homes Delivered	1,682	2	1,684	2,012	203	2,215	32%
Homes in Backlog	5,303	228	5,531	6,335	1,125	7,460	35%

	Six Months Ended June 30, 2004			Six Months Ended June 30, 2005
		Unconsolidated			Unconsolidated
	Consolidated	Joint Ventures	Total	Consolidated	Joint Ventures	Total	Change
New Sales Orders	5,374	230	5,604	5,120	800	5,920	6%
Homes Delivered	3,199	2	3,201	3,879	344	4,223	32%
Homes in Backlog	5,303	228	5,531	6,335	1,125	7,460	35%

At June 30, 2005, the Company’s sales value of homes in backlog (excluding unconsolidated joint ventures) increased 37% from the prior year period to $2.1 billion from $1.5 billion. Sales value of homes in backlog for unconsolidated joint ventures at June 30, 2005 was $0.4 billion.

“We are pleased with our 32% increase in deliveries and our record 7,460 homes in backlog. These results reflect the successful execution of our growth strategy and continued penetration in our existing markets,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “Despite limiting our presales activities, we enjoyed a 14% increase in new sales orders for the quarter, which we believe indicates that demand in our markets remains strong. Most of our market positions are characterized by high population and income growth, which we believe has us well positioned for long-term, sustainable growth. We believe our record backlog provides strong visibility into our future revenue streams.”

The Company plans to issue its 2005 second quarter earnings press release on Tuesday, August 2, 2005 after market close followed by an earnings conference call on Wednesday, August 3, 2005 at 11:00 a.m. Eastern Time.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) continued strong housing demand in its markets, (ii) the strength of income and population growth in the Company’s markets and that such growth will contribute to the Company’s long-term and sustainable growth and (iii) the impact of the Company’s backlog on future revenues. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, and (iii) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.